Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-64609, 333-94933, 333-94937, 333-42832 and 333-86818) on Form S-8 of our report dated June 1, 2007, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Meade Instruments Corp. for the year ended February 28, 2007.

Moss Adams LLP
Orange County, California
June 1, 2007